EXHIBIT 5

                                September 2, 2003


P.D.C. Innovative Industries, Inc.
4411 N.W. 105th Terrace
Coral Springs, FL 33065

Gentlemen:

         We have acted as special securities counsel to P.D.C. Innovative Industries, Inc. (the "Company") in connection with the registration by the Company of 2,000,000 shares (the "Shares") of its common stock to be issued pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and documents as have been made available to us, as we have deemed necessary or advisable for the purpose of rendering the opinions set forth herein.

         Based on the foregoing, it is our opinion that after the Registration Statement shall become effective and the Shares shall have been issued and delivered as described therein, such Shares will be validly issued, fully paid and non-assessable.

         Consent is hereby given to the use of this opinion as part of the Registration Statement referred to above and to the use of our name wherever it appears in said Registration Statement

                                               Sincerely,


                                               /s/ Tescher Lippman & Valinsky
                                               TESCHER LIPPMAN & VALINSKY